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                                                                 EXHIBIT 23.3(b)

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Registration Statement of the Williams Company Group, Inc. on Form S-8 of our report dated March 26, 1999 appearing in the Registration Statement No. 333-76007 on Form S-1 and all amendments thereto, for an initial public offering of common stock and in the Registration Statement No. 133-76877 on Form S-1 and all amendments thereto, for Senior Notes, and to the reference to us under the heading "Interests of Named Experts" in the Registration Statement on Form S-8 for the registration of 36,000,000 shares of Williams Communications Group, Inc. common stock to be used in connection with the Williams Communications Group, Inc. 1999 Stock Plan.




                                                           DELOITTE & TOUCHE LLP

Toronto, Ontario
September 30, 1999